Exhibit 99.1

For additional information contact:
Richard S. DeRose (703) 293-7901
For release:
November 9, 2006

Information Analysis Inc. Reports Third Quarter Results

FAIRFAX, VIRGINIA – Information Analysis Inc. (IAIC:OTCBB) today reported results for its third fiscal quarter ended September 30, 2006. Revenues were $2,574,000, compared to $2,629,000 reported in the third quarter 2005. The information technology services company reported net income of $157,000, or $0.01 per share basic and diluted, compared to net income of $251,000 or $0.02 per share basic and diluted, in the third quarter 2005.

For the nine months ended September 30, 2006, IAI’s revenues were $7,457,000, compared to revenues of $7,822,000 for the same period in 2005. The Company reported net income of $396,000, or $0.04 per share basic and $0.03 per share diluted, compared to net income of $471,000, or $0.05 per share basic and $0.04 per share diluted, reported for the comparable 2005 period.

“Our third quarter revenue was essentially the same as this year’s second quarter. Some of the business that we expected during this quarter came in late in the quarter and we expect to derive revenue from these contracts during the fourth quarter and into 2007,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI. “We still have a number of bid opportunities outstanding for new business and additional add-on business to existing contracts, which are expected to materialize during the fourth quarter. This should give the company impetus to increase revenue in 2007.

“Since we engaged an advisory firm in July, our M&A activities have increased significantly.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company’s business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company’s 10-KSB for the fiscal year ended December 31, 2005 and in other filings with the Securities and Exchange Commission.

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Information Analysis Reports Third Quarter Results

November 9, 2006

Information Analysis Incorporated

Statements of Operations

	Three months ended September 30,
(in thousands, except per share data; unaudited)	2006	2005
Revenue:
Professional fees	$2,180	$2,371
Software sales	394	258

Total revenue	2,574	2,629
Cost of goods sold and services provided:
Cost of professional fees	1,626	1,753
Cost of software sales	183	208

Total cost of sales	1,809	1,961

Gross margin	765	668
Selling, general and administrative expense	610	413

Operating income	155	255
Other income (expense)	2	(4)

Income before income taxes	157	251
Provision for income taxes	—	—

Net income	$157	$251

Earnings per share:
Basic	$0.01	$0.02
Diluted	$0.01	$0.02
Shares used in calculating earnings per share:
Basic	11,137,371	10,301,494
Diluted	11,478,082	10,655,071

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Information Analysis Reports Third Quarter Results

November 9, 2006

Information Analysis Incorporated

Statements of Operations

	Nine months ended September 30,
(in thousands, except per share data; unaudited)	2006	2005
Revenue:
Professional fees	$6,675	$6,858
Software sales	782	964

Total revenue	7,457	7,822
Cost of goods sold and services provided:
Cost of professional fees	5,080	5,272
Cost of software sales	478	813

Total cost of sales	5,558	6,085

Gross margin	1,899	1,737
Selling, general and administrative expense	1,508	1,253

Operating income	391	484
Other income (expense)	5	(13)

Income before income taxes	396	471
Provision for income taxes	—	—

Net income	$396	$471

Earnings per share:
Basic	$0.04	$0.05
Diluted	$0.03	$0.04
Shares used in calculating earnings per share:
Basic	10,973,470	10,293,910
Diluted	11,436,461	10,687,084

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Information Analysis Reports Third Quarter Results

November 9, 2006

Information Analysis Incorporated

Balance Sheets

	As of September 30, 2006	As of December 31, 2005
(in thousands)	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$477	$452
Accounts receivable, net	2,096	1,994
Prepaid expenses	422	183
Notes receivable	113	85
Other assets	12	—
Other receivables	6	15

Total current assets	3,126	2,729
Fixed assets, net	56	57
Other assets	2	9

Total assets	$3,184	$2,795

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$944	$1,175
Deferred revenue	371	214
Accrued payroll and related payroll items	249	321
Other accrued liabilities	72	125
Income taxes payable	—	4

Total current liabilities	1,636	1,839

Total liabilities	1,636	1,839

Common stock, par value $0.01, 30,000,000 shares authorized; 12,779,987 shares issued, 11,137,371 outstanding at September 30, 2006, and 12,127,626 shares issued, 10,623,015 outstanding at December 31, 2005	128	121
Additional paid in capital	14,478	14,212
Accumulated deficit	(12,115)	(12,511)
Accumulated other comprehensive income	(12)	(12)
Less treasury stock; 1,642,616 shares at cost at September 30, 2006, and 1,504,611 shares at cost at December 31, 2005	(931)	(854)

Total stockholders’ equity	1,548	956

Total liabilities and stockholders’ equity	$3,184	$2,795

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